                                                                    Exhibit 11.1

                             HERLEY INDUSTRIES, INC.
                                AND SUBSIDIARIES

                        COMPUTATION OF PER SHARE EARNINGS

                                                                           52 Weeks ended
                                                  53 Weeks ended   -----------------------------
                                                  August 3, 1997   July 28, 1996    July 30,1995
                                                  --------------   -------------    ------------

Net Income (loss)                                  $ 4,803,659      $ 3,668,956      $(4,890,166)
                                                   ===========      ===========      ===========

Weighted average shares outstanding:
      Shares outstanding from beginning of period    3,914,829        4,021,317        5,567,585
      Shares issued for options exercised              371,696           96,363           27,223
      Treasury shares acquired                        (223,020)        (331,504)        (679,016)
      Common equivalents - options and warrants        670,177          467,609           63,076
                                                   -----------      -----------      -----------
Weighted average  common and common
      equivalent shares outstanding                  4,733,682        4,253,785        4,978,868
                                                   ===========      ===========      ===========

Earnings (loss) per common and
      common equivalent share                      $      1.01      $       .86      $      (.98)
                                                   ===========      ===========      ===========